ANAVEX announces convertible loan agreements and private placement

Athens, Greece, June 26, 2009 – Anavex Life Sciences Corp. (“ANAVEX” or the “Company”) (OTCBB: AVXL) is pleased to announce that it has closed two convertible loan agreements and a private placement in which it raised an aggregate total of US$1,283,000.

Convertible Loan Agreements

On June 19, 2009, ANAVEX entered into two convertible loan agreements wherein two investors agreed to loan the Company an aggregate total of US$168,000. The loans are unsecured and convertible into units comprising of common shares and common share purchase warrants of the Company. The loans bear interest at a rate of 8% and are to be paid in full on June 19, 2011. At any time until the loans are repaid, the lenders may exercise their right to convert all or a portion of the total outstanding amount of the loan as of that date into units of our Company at US$2.25 per unit. Each unit consists of one common share and one-half of one non-transferable common share purchase warrant. Each whole warrant entitles the holder to purchase one additional share of common stock of the Company at a price of US$3.50 per warrant share for a period of two years after the conversion of the loan. We intend to use the funds towards general working capital.

Private Placement

On June 19, 2009, we closed a private placement with two purchasers providing for the purchase of 495,556 units of the Company at a price of US$2.25 per unit raising gross proceeds of US$1,115,000. Each unit consists of one share of common stock and one and one-eighth of one non-transferable share purchase warrant. Each whole warrant entitles the holder to purchase one additional share of common stock of the Company at a price of US$2.25 per warrant share for a period of two years. We intend to use the private placement funds towards general working capital.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is an emerging biopharmaceutical company engaged in the discovery and development of novel drug targets for the treatment of cancer and neurological diseases such as Alzheimer's, epilepsy and depression. The company's proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds that fulfill specific criteria based on unmet market needs and new scientific advances. Selected drug candidates demonstrate high, non-exclusive affinity for sigma receptors, which are involved in the modulation of multiple cellular biochemical signaling pathways.

ANAVEX's SIGMACEPTOR™-N program involves the development of novel and original drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for anti-amnesic and neuroprotective properties. The company believes that oxidative stress, not amyloid-beta, is the cause of Alzheimer's. ANAVEX 1-41 and ANAVEX 2-73 modulate sigma receptors, a unique class of receptor molecules, to guard against oxidative stress and repair cells compromised by its effects. So far, through the advanced pre-clinical phase of development, the compounds have performed extremely well in well-recognized animal models of Alzheimer's disease, underscoring the promise of the company’s new alternative approach to the disease.

ANAVEX’s SIGMACEPTOR™-C program involves the development of novel and original drug candidates targeting cancer. The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for selective pro-apoptotic, anti-metastatic and low toxicity properties in various types of solid cancers. ANAVEX 7-1037 has already demonstrated its ability to significantly delay the growth of cancerous tumors in patient-derived xenografts during advanced pre-clinical studies.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file an IND or commence clinical studies. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

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